Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE May 6, 2013	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS REPORTS FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

➢	2% orders growth and 6% revenue growth, driven by Test segment and strength in Asia
➢	Increased investments to support future growth combined with lower-margin product mix in the quarter results in flat EPS of $0.69
➢	Record full year Test segment orders and backlog expected; opening backlog positions company for continued growth in fiscal 2014
➢	Company adjusts annual outlook to reflect timing of Test segment orders, continued softness in Sensors markets and commitment to invest for growth

Eden Prairie, MN – May 6, 2013 – MTS Systems Corporation (NASDAQ: (NASDAQ: MTSC) reported fiscal 2013 second quarter financial results.

“Our second quarter results reflect a number of factors: the impact of continued soft industrial and mobile-equipment market conditions in Sensors and order timing delays in Test; solid revenue growth, driven by Test, in the range of what we expected; a larger mix of lower-margin, first-of-a-kind, custom projects; higher operating costs, including currency; and our ongoing investments in MTS’ ability to scale to meet the significant growth opportunities ahead of us,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS. “We have intentionally accelerated the company’s pace to build a scalable enterprise so we can capitalize on opportunities in emerging markets and the wave of industrial, manufacturing and infrastructure demand we believe is now occurring for our products and services. These long-term trends and catalysts remain compelling but we did experience some short-term implementation challenges in the second quarter. We continue to be optimistic about MTS’ future growth potential and are committed to making the investments necessary to capture it.”

Second Quarter Results

Orders were $137.7 million, up 2 percent compared to the fiscal 2012 second quarter, net of 2 percent negative currency translation. The increase stemmed from 4 percent base-order growth in the Test segment as ground vehicle orders continued to be strong. Orders in both the current quarter and the prior year included one large order (>$5 million) approximating $5 million. Sensors segment orders declined 6 percent. Backlog of $287 million decreased 2 percent compared to the prior year.

Revenue rose to $136.9 million from the prior year, reflecting 11 percent growth in the Test segment and a 12 percent decline in the Sensors segment. The gross margin rate was 39.4 percent, down 4.3 percentage points, as a result of product mix, operational variances in Test and continued planned productivity and infrastructure investments in both businesses. These items were partially offset by volume leverage in the Test segment.

MTS News Release

May 6, 2013

Income from operations totaled $15.6 million, down 9 percent from the previous year. The decrease resulted from a lower gross margin rate, partially offset by reduced operating expenses. The $0.9 million decrease in operating expenses was principally due to lower spending on both compliance initiatives and consulting costs. A currency loss of $1.2 million was $0.6 million higher than last year, primarily due to volatility in the Japanese yen. Earnings per share were $0.69, flat compared to the prior year, as lower operating income was offset by a lower tax rate. The tax rate for the quarter fell to 23.8 percent from 32.7 percent primarily due to the reinstatement of the R&D tax credit in the quarter.

Uses of Cash

Cash and cash equivalents at the end of the second quarter totaled $46.6 million, compared to $47.9 million at the end of the first quarter of fiscal 2013. During the second quarter, $14.0 million of cash was used for additional working capital to support higher revenue volume. Capital expenditures were $6.4 million.

Segment Results

Test Segment:

“The Test segment results in the quarter were mixed versus our expectations,” said Dr. Graves. “On the positive side, base orders were strong and we were pleased with 8 percent Service order growth, one of our key focus areas, as we begin to gain traction from our investments. However, total orders were less than expected as customers had a conservative posture which was likely attributable to the uncertain global economy. Within the quarter, the timing of orders was later than forecasted, with substantial skewing toward March. While we expect the Test segment will have record orders and ending backlog this year, the timing is now more oriented toward the fourth quarter and early fiscal 2014 than previously anticipated.”

Graves continued, “From a revenue perspective, our efforts to improve backlog turns in the Test segment, particularly with shorter-cycle projects, again positively impacted revenue, but margin performance was a disappointment. This was due to a higher mix of custom development projects and higher operational expenses. While we are very experienced at managing large-scale, first-of-a-kind testing solutions, there can be project-cost adjustments and they were above average this quarter. While custom test solutions generally have lower margins, this work is crucial to deepening our market position and maintaining MTS’ technical leadership in growth markets. In this case, these projects were primarily in the energy markets, including wind energy where we introduced ground-breaking wind turbine testing systems, and in oil & gas where we believe investments in exploration and distribution will provide long-term growth opportunities for our company.”

Total orders for the Test segment were $113.7 million, up 3 percent compared to the prior year, driven by growth in base orders on the strength of ground vehicles, particularly in Asia. As noted above, orders in both the current quarter and prior year included a $5 million European ground vehicle order. Geographically, Asia improved 16 percent and the Americas grew 1 percent while Europe declined 11 percent. Backlog of $272 million declined 3 percent compared to the fiscal 2012 second quarter.

Revenue rose 11 percent to $113.9 million, primarily due to strong backlog execution. Currency translation had a 2 percent negative impact.

Gross profit was $41.3 million, relatively flat compared to the same quarter last year. Gross margin rate was 36.3 percent, a decrease of 3.9 percentage points. Approximately 3 points of the decrease was due to an increased mix of lower-margin custom project revenue driven by development projects, 1 point from higher spending on strategic investments, and 1 point from operational variances.

Income from operations totaled $12.0 million, up $1.3 million compared to the prior year, driven by lower operating expenses. Operating expenses decreased by $1.4 million, chiefly due to the reduced cost categories cited above.

MTS News Release

May 6, 2013

Sensors Segment:

“Results in our Sensors segment this quarter mirror the continued soft global economic environment. However, we are pleased about the sequential order growth in this segment from our fiscal 2013 first quarter, the first such consecutive quarterly growth in four quarters. We are closely monitoring the market so we can adapt quickly to our customers’ needs. Our sensors continued to be designed into an increasing number of new applications, and we believe this puts the segment on solid footing as economic conditions improve,” said Dr. Graves.

Orders were $24.0 million, down 6 percent compared to the prior year. This decrease resulted from continued soft market conditions, primarily in Europe and Japan. Approximately half of the decline was due to currency. The industrial market was down modestly at 4 percent and the mobile hydraulic market was down 16 percent. Backlog of $16 million was flat compared to the fiscal 2012 second quarter. On a sequential basis, orders increased 7 percent compared to the first quarter.

Revenue declined 12 percent to $23.0 million, stemming from reduced order volume. Gross profit was $12.6 million, down $2.4 million or 16 percent, and the gross margin rate was 54.8 percent, a decrease of 2.6 percentage points on lower volume. Operating expenses increased $0.5 million chiefly due to a non-recurring severance expense of $0.5 million. Income from operations was $3.6 million, down 44 percent, driven by lower gross profit and higher operating expenses.

Outlook

Dr. Graves concluded, “Earlier in the year, our outlook for fiscal 2013 assumed that market conditions for Sensors would improve in the second half of the year. However, current trends indicate that this recovery has been delayed. In addition, while Test markets remain robust, the timing and mix of orders is now expected to shift more revenue into the fourth quarter and fiscal 2014 than planned. In light of these conditions, we have taken action to reduce fiscal 2013 discretionary spending, but we must keep our investment initiatives on track to enable continued orders/revenue growth in both product and services markets. These initiatives will drive meaningful long-term value creation for MTS shareholders.

“Given these factors, we are adjusting our fiscal 2013 revenue and EPS growth expectations. We still expect to generate record orders in the Test segment in fiscal 2013, which enables a strong start to the year and continued growth in fiscal 2014. Our team remains focused on three key areas: accelerating innovation; capturing opportunities in emerging markets; and realizing the potential of our Test services business. We are confident that these efforts, combined with aggressive, well-paced growth investments, will pave the way for a promising fiscal 2014.”

For the full fiscal year, revenue is expected to grow 4 to 6 percent or $560 to $575 million, compared to the previous growth range of 5 to 10 percent, and earnings per share are expected to be $3.30 to $3.70, down from the previous outlook of 5 to 10 percent growth.

Second Quarter Conference Call

A conference call will be held on May 7, 2013, at 10 a.m. EDT (9 a.m. CDT). Call +1.719.325.2491 (Toll Free: +1.888.523.1228); and reference the conference pass code “6734584.” Telephone replay will be available until 12 p.m. CDT, May 14, 2013. Call +1.719.457.0820 (Toll Free: +1-888.203.1112); and reference the conference pass code “6734584.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on May 9, 2013.

MTS News Release

May 6, 2013

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,147 employees and revenue of $542 million for the fiscal year ended September 29, 2012. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” regarding financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and exporting matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and our ability to advance our technology; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

May 6, 2013

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Revenue	$136,917	$129,019	$279,585	$262,716
Cost of sales	83,012	72,629	169,078	147,613
Gross profit	53,905	56,390	110,507	115,103
Gross margin	39.4%	43.7%	39.5%	43.8%

Operating expenses:
Selling, general and administrative	32,694	33,123	64,187	63,328
Research and development	5,588	6,068	10,640	11,027
Total operating expenses	38,282	39,191	74,827	74,355

Income from operations	15,623	17,199	35,680	40,748
Operating margin	11.4%	13.3%	12.8%	15.5%

Interest expense, net	(150)	(212)	(144)	(418)
Other expense, net	(954)	(399)	(502)	(422)

Income before income taxes	14,519	16,588	35,034	39,908
Provision for income taxes	3,458	5,431	10,190	13,212
Net income	$11,061	$11,157	$24,844	$26,696

Earnings per share:
Basic-
Earnings per share	$0.70	$0.70	$1.58	$1.69
Weighted average number of common shares outstanding - basic	15,723	15,906	15,696	15,793

Diluted-
Earnings per share	$0.69	$0.69	$1.56	$1.67
Weighted average number of common shares outstanding - diluted	15,928	16,106	15,887	15,969

MTS News Release

May 6, 2013

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 30,	September 29,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$46,612	$79,852
Accounts receivable, net	104,732	84,119
Unbilled accounts receivable	57,634	51,306
Inventories	74,810	67,979
Other current assets	22,478	17,647
Total current assets	306,266	300,903

Property and equipment, net	69,306	61,653

Goodwill	16,310	16,239
Intangibles, net	21,292	23,077
Other assets	6,895	7,566
Total Assets	$420,069	$409,438

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$5,000	$230
Accounts payable	28,748	33,744
Advance payments from customers	63,470	65,833
Other accrued liabilities	54,032	60,425
Total current liabilities	151,250	160,232

Other long-term liabilities	21,963	22,487
Total Liabilities	173,213	182,719

Shareholders’ Investment:

Common stock, $0.25 par; 64,000 shares authorized:15,760 and 15,640 shares issued and outstanding as of March 30, 2013 and September 29, 2012, respectively	3,940	3,910
Additional paid-in capital	6,727	652
Retained earnings	226,655	211,256
Accumulated other comprehensive income	9,534	10,901
Total shareholders’ investment	246,856	226,719
Total Liabilities and Shareholders’ Investment	$420,069	$409,438

MTS News Release

May 6, 2013

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
Test Segment	March 30, 2013	March 31, 2012	% Variance

Orders	$113,677	$109,923	3%

Revenue	$113,943	$102,913	11%
Cost of sales	72,621	61,520	18%
Gross profit	41,322	41,393	0%
Gross margin	36.3%	40.2%

Operating expenses	29,316	30,699	-5%

Income from operations	$12,006	$10,694	12%

Sensors Segment

Orders	$24,063	$25,710	-6%

Revenue	$22,974	$26,106	-12%
Cost of sales	10,391	11,109	-6%
Gross profit	12,583	14,997	-16%
Gross margin	54.8%	57.4%

Operating expenses	8,966	8,492	6%

Income from operations	$3,617	$6,505	-44%

Total Company

Orders	$137,740	$135,633	2%

Revenue	$136,917	$129,019	6%
Cost of sales	83,012	72,629	14%
Gross profit	53,905	56,390	-4%
Gross margin	39.4%	43.7%

Operating expenses	38,282	39,191	-2%

Income from operations	$15,623	$17,199	-9%